BETHLEHEM STEEL CORPORATION
                      Corporate Communication Division
                         Public Affairs Department
                             1170 Eighth Avenue
                          Bethlehem, PA 18016-799
                           (610) 694-3711 - Phone
                            (610) 694-1509 - Fax


FOR IMMEDIATE RELEASE

     BETHLEHEM, Pa., January 5, 1998 -- In response to media inquiries, the following additional information was released concerning Bethlehem Steel's offer to merge with Lukens Inc.:

1. The analysts are saying that the benefits to Bethlehem could be realized as early as three to nine months.

Answer: Yes, Bethlehem expects the combination clearly to be accretive to earnings, but realistically a transition period will be recognized in the near term, perhaps three to nine months to integrate our respective operations.

2. This shortened time frame to realize benefits indicates that Bethlehem has done additional due diligence.

Answer: Yes, Bethlehem performed additional due diligence.

3. Is the anticipated $50 million charge only to close the Sparrows Point plate mill?

Answer: Yes.


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4. Does Bethlehem expect a counter offer from Allegheny Teledyne?

Answer:  We do not speculate on the possible actions of other companies.

5. A debt analyst said that Bethlehem has casually discussed selling the Burns Harbor coke ovens to an outside party to create tax benefits that could be used in connection with the Lukens merger. Bethlehem would buy coke from the new owner.

Answer: Bethlehem is discussing the possible sale of its No. 1 coke oven battery at Burns Harbor to an independent party. The possible sale of this battery has been under discussion for the past several months and is unrelated to the merger agreement with Lukens Inc. If successful, the new owner would be able to access Section 29 energy credits under the IRS tax regulations.

6. How can Bethlehem not afford to keep the Bethlehem Coke Oven Division operating but can afford another $90 million to bid for Lukens?

Answer: As we have said previously, the coke ovens in Bethlehem cannot achieve satisfactory levels of profitability. The merger with Lukens allows Bethlehem Steel to achieve its financial objective of creating satisfactory return on net investment.

7. Explain the tax benefits to Bethlehem through the proposed merger with Lukens.

Answer: Bethlehem has net operating loss carryforwards as a result of losses sustained in previous years. We can use those NOLs to shield Lukens' pre-tax earnings and the pre-tax synergies that would arise from a Bethlehem-Lukens combination.

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8. Is Bethlehem's offer, which includes stock, really better than Allegheny
Teledyne's?

Answer: In our news release, we state that Bethlehem "was able to improve the consideration from its previously signed definitive merger agreement with Lukens to a level superior to Allegheny Teledyne Incorporated's recent $28 per share offer to acquire Lukens." Lukens' board has signed the amended merger agreement with Bethlehem.



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